Exhibit 10.1

TERMINATION AND SURRENDER OF A
COMMERCIAL INDUSTRIAL SINGLE-TENANT LEASE-NET

This document operates as a TERMINATION AND SURRENDER OF A COMMERCIAL LEASE AGREEMENT (C.A.R. Form CL, Revised 10/01) (this “Agreement”) with a reference date of August 1, 2009 referred to as (as the same may have been amended, the “Lease”). The parties to the Lease are B Young Properties, LLC, a California Limited Liability Company ("Landlord"), and Digirad Corporation ("Tenant"). The Effective Date of this Agreement is January 15, 2014.

RECITALS

WHEREAS, Landlord leased to Tenant the premises located in the County of San Diego, State of California, commonly known as 13950 Stowe Drive, Poway, CA 92064 (“Premises”).

WHEREAS, the term of the Lease expires on February 29, 2016.

WHEREAS, Landlord and Tenant desire to terminate the Lease and Tenant desires to surrender the Premises to Landlord, who desires to accept said surrender and to release Tenant from its obligations under the Lease, subject to the terms, covenants and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for and in consideration of Tenant vacating the Premises and the promises contained herein, the Landlord and Tenant agree as follows:

A.
Termination.     Subject to the timely performance of the Landlord’s and Tenant’s obligations herein, Landlord and Tenant hereby agree to terminate the Lease (and all subleases and assignments thereof), as of the close of the business day of April 30, 2014, hereinafter referred to as the “Surrender Date”. It is expressly understood between the Landlord and Tenant that this termination and surrender is conditioned upon the occurrence on or before the Surrender Date all of the following (each of the follow, a “Surrender Condition”; and collectively, the “Surrender Conditions”):

1)
Surrender. Tenant shall surrender the Premises, at Tenant’s expense, (a) remove all of its trade fixtures, equipment, and other personal property; (b) repair any damage occasioned to the Premises during Tenant’s occupancy of the Premises, including but not limited to damage caused by reason of its removal of any trade fixtures, equipment and other personal property, natural wear and tear and damage by casualty excepted; (c) deliver the Premises (and all keys and passcodes) to Landlord in a broom clean and vacant condition, free of all occupancy of Tenant and subtenants (if any) in the condition required by Section 24 of the Lease, and (d) prior to or on the Surrender Date, Tenant shall have provided to Landlord (i) a certification from an outside independent consultant in the same form submitted to the State of California opining that all radioactive materials have been removed from the Premises in accordance with applicable laws (“Radioactive Certification”) and (ii) an inspection report from the contractor that has been maintaining the HVAC showing the HVAC units serving the Premises to be in operable and safe condition. Tenant represents and warrants that to Tenant’s knowledge as of the Effective Date, the Radioactive Certification is the only inspection or certification required to comply with applicable law with respect to the cessation of use of radioactive materials in the Premises. To the extent that it is discovered additional action is required to be taken to comply with applicable laws, then Tenant shall immediately commence all action necessary to comply with such regulation or law, at Tenant’s sole cost and expense. Landlord shall cooperate with Tenant in good faith to the extent Landlord’s efforts are necessary to comply with such regulation or law, provided that Tenant shall reimburse Landlord for any reasonable out-of-pocket costs associated therewith. The parties agree that Tenant shall not be in default of this Agreement, and the Surrender Condition set forth in this paragraph A.1) shall not be deemed unfulfilled so long as Tenant immediately commences to comply with any law or regulation and diligently pursues the same to completion.

2)
Termination Consideration. Tenant acknowledges and agrees that the Termination Consideration set forth below is not a penalty and is fair and reasonable compensation to Landlord for the termination of the Lease. In addition to being the consideration for Landlord agreeing to enter into this Agreement, the parties acknowledge and agree that Tenant receives new value from making this payment and terminating this Lease. As consideration for Landlord entering into this Agreement, Landlord shall be entitled to the aggregate sum of $473,050.00 (the “Termination Consideration”), paid in cash, wire transfer or letter of credit payable to Landlord as follows:

1.	2/3 of the Termination Consideration (in the amount of $315,366.66), paid concurrently upon the execution and delivery of this Agreement; and

2.	1/3 of the Termination Consideration (in the amount of $157,683.34), paid on April 1, 2014.

3)	New Landlord Lease. Landlord shall have received a fully executed new lease for the entire Premises on terms acceptable to Landlord (the “New Landlord Lease”).

4)
New Tenant Lease. Tenant shall have entered into and received a fully executed lease for alternative space, satisfactory to Tenant, consisting of approximately 20,000 rentable square feet (the “New Tenant Lease”).

In the event that the Surrender Conditions set forth in A.3 and A.4 above are not satisfied by or January 24, 2014, then this Agreement shall be null and void as if never entered into, and the Lease shall not be deemed terminated and shall continue in full force and effect. Failure of either party to deliver notice to the other on or before January 24, 2014 that the Surrender Condition in A.3 or A.4 (as applicable) has been met will be deemed to mean that it has not been met and that the Lease shall not be terminated. Thereafter, Landlord shall promptly return the Termination Consideration, without interest, retain the Security Deposit, and the Lease shall continue in full force and effect

If after the Surrender Conditions set forth in A.3 and A.4 above are satisfied Tenant fails to fulfill the conditions set forth in Sections A.1 and A.2 on or before the Surrender Date, or are not waived in writing by Landlord on or before the Surrender Date, then the Lease shall not be deemed terminated and shall remain in full force and effect and any portion of the Termination Consideration previously paid by Tenant to Landlord will be retained by Landlord as liquidated damages.

THE PARTIES HAVE AGREED THAT LANDLORD’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS AGREEMENT DUE TO TENANT’S DEFAULT HEREUNDER OR THE FAILURE TO SATISFY THE OBLIGATIONS OF SECTION A.1 AND A.2 ABOVE, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE TERMINATION CONSIDERATION IS A REASONABLE ESTIMATE OF THE DAMAGES THAT LANDLORD WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY

CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE STATEMENT, AT THE TIME THIS AGREEMENT WAS MADE.

LANDLORD:	/s/ BY	TENANT:	/s/ JK

B.
Security Deposit. Conditional upon the satisfaction of all of the conditions set forth in Section A above, Landlord shall refund to Tenant within 14 business days after the Surrender Date, the full amount of the cash Security Deposit currently being held by Landlord pursuant to the Lease, in the amount of $42,300.00. Notwithstanding anything to the contrary in the Lease, Landlord shall remain entitled to draw on the Security Deposit for any purpose expressly permissible pursuant to the terms set forth in the Lease. Tenant agrees to pay $1,000 of the cost of a Phase 1 environmental assessment (the “Phase 1”) on the Premises (regardless of how much the Phase 1 actually costs), which $1,000 shall be deducted from the Security Deposit. Landlord agrees to provide Tenant with reasonable evidence that the Phase 1 was actually performed; it being understood that Landlord shall not be entitled to such $1,000 contribution unless Landlord actually performs the Phase 1 on the Premises.

C.
Tenant Release. Effective as of the Surrender Date, Tenant hereby releases, remises and forever discharges Landlord and each of Landlord’s partners, joint ventures, officers, directors, successors, affiliates, employees, agents, consultants and lenders (collectively, the “Landlord Parties,” and individually, a “Landlord Party”) from all rights, actions, causes of action, suits, accounts, covenants, contracts, agreements, judgments, liens, indebtedness, damages, losses, claims, claims in bankruptcy, liabilities, attorneys’ fees and costs and demands of every kind and character (collectively, “Claims”) arising out of, connected with or incidental to the Lease or the Premises, subject to truth and accuracy of Landlord’s representations and warranties set forth in Section G. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim. Notwithstanding the foregoing, Tenant waives any right to receive Taxes or Operating Expenses (as those terms are defined in the Lease) from any adjustment or reconciliation after the termination of the Lease; provided, however, if Tenant shall have timely have paid the first half of property taxes due April 2014, Tenant will be refunded any amount of the taxes applicable to the period after the Surrender Date, which amounts shall be refunded with the remainder of the Security Deposit, if any.

D.
Landlord Release. Conditional upon the satisfaction of all of the conditions set forth in Section A above, and except for (i) the Termination Consideration required to be paid by Tenant pursuant to Section A above, (ii) any rent or other charges owed by Tenant, or other obligations required of Tenant, set forth in the Lease from and after the date of this Agreement through including the Surrender Date, and (iii) any indemnifications, covenants and agreements given by either party under the terms and provisions contained in this Agreement or the Lease which by their express terms survive the termination of the Lease, effective upon the Surrender Date, Landlord releases, remises and forever discharges Tenant and each of Tenant’s partners, joint ventures, officers, directors, successors, affiliates, employees, agents, consultants and lenders (collectively, the “Tenant Parties, and individually, a “Tenant Party”) from all Claims arising out of, connected with or incidental to the Lease or the Premises; provided, however, that the release granted by Landlord in this shall all times be subject to (x) truth and accuracy of Tenant’s representations and warranties set forth in Section F, which must also be true and accurate as of the Surrender Date, and (y) not become effective and shall be null and void if a “Bankruptcy Event” (as defined in Section F below) occurs on or before the ninetieth (90th) day after the Surrender Date.

E.	Mutual Release. Subject to the foregoing Sections C and D, Landlord and Tenant hereby expressly waive the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

/s/ JK	/s/ BY
Tenant Initial	Landlord Initial

F.
Representations and Warranties of Tenant. Tenant represents and warrants to Landlord that as of the Effective Date (a) Tenant has not made any assignment, sublease, transfer, conveyance, or other disposition of the Lease, or interest in the Lease, and (b) Tenant has no claim, demand, obligation, liability, action, or cause of action arising from or connected with the Lease and (c) Tenant is not currently insolvent as that term is defined in Section 101(32) of Title 11 of the United States Bankruptcy Code, nor will Tenant become insolvent as a result of this Agreement. The parties agree (and Tenant acknowledges Landlord’s express reliance thereon) that upon (i) Tenant filing a voluntary petition or becoming the subject of an involuntary petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under a present or future federal, state or foreign act or law relating to bankruptcy or insolvency, including without limitation, Chapters 7 and 11 of the United States Bankruptcy Code (collectively and each individually, a “Bankruptcy Event”), and (ii) the initiation in any such proceeding of an action to avoid or recover the payments to Landlord under this Agreement (including, without limitation, the Termination Consideration) pursuant to the provisions of Chapter 5 of the Bankruptcy Code or any similar state or foreign law or, notwithstanding the foregoing, upon the occurrence of a Bankruptcy Event on or before the ninetieth (90th) day after the Surrender Date, Landlord’s release above, at Landlord’s election, shall be null and void and Landlord shall retain any and all claims that may exist under the Lease or otherwise against Tenant.

G.
Representations and Warranties of Landlord. Landlord represents and warrants to Tenant that as of the Effective Date (a) Landlord has no knowledge of any claim, demand, obligation, liability, action, or cause of action against Tenant arising from or connected with the Lease, and (b) Landlord is the owner of the Premises and the building in which the Premises are located and has the full right and power to enter into this Agreement.

H.
Modification to Addendum E of the Original Lease. Conditional upon the satisfaction of all of the conditions set forth in Section A above, the second paragraph of Addendum “E” to the Original Lease is hereby deleted and replaced with the following:

“Landlord's Indemnification. Tenant shall indemnify, defend and hold Landlord, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought on to the Premises by or for Tenant, or any third party (if such third party action occurs during the term of this Lease). Tenant's obligations shall include, but not be limited to the effects of any contamination or injury to person, property, or the environment created of suffered by Landlord, and the cost of investigation, removal, remediation, restoration and or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Landlord in writing at the time of such agreement.”

I.	Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

J.
Submission of Agreement. Landlord’s submission of this Agreement to Tenant for examination does not constitute an offer, or an option, by Tenant to terminate the Lease for the Premises, and this Agreement shall be effective only upon its mutual execution and delivery by Landlord and Tenant.

K.
Entire Agreement. It is understood that there are no oral or written agreements or representations between the parties hereto affecting this Agreement, and that this Agreement supersedes and cancels any and all previous negotiations, agreements and understandings, if any, made by or between landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement or contradict this Agreement. All negotiations and oral agreements acceptable to the parties have been merged into and are included in this Agreement.

L.	Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Agreement.

M.
Confidentiality. Landlord and Tenant agree to hold the transaction contemplated by this Agreement in strict confidence and not to disclose any term or condition contained in this letter to any person or entity other than its respective attorneys, accountants, employees, agents, representatives, brokers and consultants. Landlord and Tenant further agree to avoid discussing with, or disclosing to, any third parties (except those parties listed above) any of the terms, conditions or particulars in connection with the transaction contemplated by this Agreement. Landlord and Tenant further agree that this provision shall not be deemed breached if disclosure is required by applicable law, in connection with the enforcement of this Agreement or any dispute regarding same or the Lease, or consented to by the non-disclosing party. Landlord hereby agrees not to disclose the transaction contemplated by this Agreement to any of Tenant’s employees or other personnel at the Premises.

N.
Brokers. Landlord and Tenant each represents to the other that it has had no dealings with any real estate broker, agent, or finder in connection with the negotiation of this Agreement, except for Bruce Sanders, Matt Bean and Brian Mulvaney of Voit Real Estate Services and T.D. Rolf of Re:Align Strategies (the “Brokers”), and that they know of no other real estate broker, agent, or finder who is entitled to a commission or finder’s fee in connection with this Agreement. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, or finder other than the Brokers. The terms of this Section will survive the expiration or earlier termination of the Lease Term. The Brokers shall not earn any commission on this Termination Agreement.

Signatures appear on the following page.

IN WITNESS WHEREOF, Landlord and Tenant have executed this TERMINATION AND SURRENDER OF A COMMERCIAL INDUSTRIAL SINGLE-TENANT LEASE-NET on the dates set forth below.

LANDLORD:		TENANT:
B Young Properties, LLC.		Digirad Corporation

By:	/s/ Bill Young	By:	/s/ Jeffry R. Keyes
	William Young,		Jeff Keyes,
	Managing Member		Chief Financial Officer

Date:	January 16, 2014	Date:	January 22, 2014